EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and related Prospectus of RADA Electronic Industries Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants, Debt Securities, Units and to the incorporation by reference therein of our reports dated April 7, 2020, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. and the effectiveness of internal control over financial reporting of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
January 11, 2021	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global